EXHIBITS - 99.1 NEWS RELEASE, DATED NOVEMBER 6, 2002.

         Advanced Nutraceuticals, Inc. Expects Profit in Current Quarter

Denver, CO, November 6, 2002 - Advanced Nutraceuticals, Inc. (NASDAQ: ANII), announced today that it expects to record a profit for the current quarter ending December 31, 2002, which is the first quarter of fiscal 2003. ANII is a holding company with two operating subsidiaries, Bactolac Pharmaceutical Inc. (Bactolac) and ANI Pharmaceuticals, Inc. (ANIP). Bactolac has been consistently profitable. ANIP, which had been losing money, has recently experienced a substantial improvement in its bookings. Other recent highlights include:

o Bactolac, operating in the vitamin and nutraceutical segment, continues record of increases in sales and profits since 1995. Fiscal 2002 EBITDA estimated to be $2.5 million.

o ANIP, operating in the O-T-C pharmaceutical segment, has increased revenues to a current annualized rate of over $12 million, resulting in recent breakeven performance and positive cash flow.

o    Sales backlog at ANIP at record levels.

o ANII receives regular quarterly payment of approximately $180,000 on the $5.0 million note receivable from the June 2001 sale of its former subsidiary, Nutrition For Life International, Inc.

o During September 2002, certain Board members and their affiliates converted over $1.5 million of current notes payable into ANII common stock.

o ANII in discussions with new potential lenders to refinance notes coming due November 2002.


For additional information contact:

Jeff McGonegal (303) 475-3786 (Email: jmcgonegal@anii.cc) or
Gregory Pusey (303) 722-4008 (Email: gpusey@anii.cc)

________________________________________________________________________________

This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors ANII believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of ANII. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including adverse changes in market conditions, fluctuations in sales volumes, problems in collecting receivables, and difficulties in obtaining quickly new debt financing with reasonable terms. Furthermore, ANII does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.